Exhibit 99.1

Final Transcript
ZHONGPIN INC: Zhongpin Q4 Earnings Conference Call
March 25, 2008/9:00 a.m. EDT

SPEAKERS

Crocker Coulson, President, CCG Elite

Mabel Zhang, CCG Elite

Xianfu Zhu, Chairman & CEO, Zhongpin, Inc.

Baoke Ben, Board Director and Executive V.P., Zhongpin, Inc.

Yuanmei Ma, V.P. & CFO, Zhongpin, Inc.

PRESENTATION
Moderator
Good day, ladies and gentlemen and welcome to the Zhongpin 2007 Conference Call. My name is Heather and I’ll be your coordinator for today. We’ll be conducting a question and answer session towards the end of today’s conference. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today’s presentation, Mr. Crocker Coulson. Please proceed, sir.

C. Coulson
Thank you, Heather. Good morning, ladies and gentlemen and welcome to all of you to Zhongpin’s Fourth Quarter and Full-year 2007 Conference Call. I’m Crocker Coulson from CCG Elite, the company’s investor relations firm. With me today are Zhongpin’s Chairman and CEO, Mr. Xianfu Zhu, the company’s Vice President and Chief Financial Officer, Yuanmei Ma and the company’s Executive Vice President, Mr. Baoke Ben, all of whom are joining us from China. Also joining us is CCG Elite’s Mabel Zhang, who will be providing translation for your questions and answers.

I’d like to remind our listeners that in this call, management’s prepared remarks do contain forward-looking statements and these are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that’s contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today due to various risks, including but not limited to, unanticipated changes in product demand, interruptions in the supply of live pigs and raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, core performance of the retail distribution network, changes in applicable regulations and other information that’s detailed from time to time in the company’s filings and future filings with the SEC.

Accordingly, although the company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. In addition, any projections as to the company’s future financial performance represent management’s estimates as of today, March 25th, 2008, and Zhongpin assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, we’re going to make a recording available via Webcast for 90 days and the Webcast link is available on Zhongpin’s Website. I’m now going to provide the management discussion section on behalf of Zhongpin’s Chairman and CEO, Mr. Xianfu Zhu.

X. Zhu
(Crocker Coulson speaking). Thank you for joining us on our Fourth Quarter and Full-year 2007 Conference Call. We’re excited to share with you another year of record results as we’ve aggressively expanded our production capacity in Henan, Heilongjiang, Sichuan and Tianjin provinces.

We also achieved some important corporate milestones in 2007, including successfully closing a private placement for net proceeds of $46.4 million and upgrading our common stock listing from the over-the-counter to the NASDAQ Global Select Market in December.

Our 2007 revenues grew 103% over 2006 to a record $291.4 million. Our gross profit grew 82% to a record $37.5 million. Operating income grew 520% to $21.9 million. Net income was $18.5 million with fully diluted Earnings per Share of $0.80. Our pro forma net income excluding the impact of nine cash compensation charges relating solely to the release of certain escrow shares to management increased by 41% to $20.8 million or $0.90 per fully diluted share. Our continued strong financial results are the outcome of an aggressive capacity expansion that we began in 2006 primarily for our chilled and frozen pork products. We added four new production facilities for chilled and frozen pork throughout 2007.

In June we began production at our facility in Zhumadian City in the southern part of Henan with 72,000 metric tons of capacity. In June we acquired a new production facility in Kong Zion County, Sichuan province with 45,000 metric tons of capacity. In September we leased a production facility in Tianjin with 53,000 metric tons of capacity and began production at our factory in Anyang in the northern part of Henan with another 63,000 metric tons of capacity. In total, our capacity for chilled and frozen pork more than doubled from 160,560 metric tons at the beginning of 2007 to 321,560 metric tons today. We’re on track to continue this pace in 2008 and are in the process of adding 70,000 metric tons of chilled and frozen pork to our facility at Luoyang City in the western part of Henan, which is the province’s second-largest city. This facility is ahead of schedule and expected to be completed by the end of the second quarter.

We’re also adding capacity of 80,000 metric tons of chilled and frozen pork in Shangqiu in the eastern part of Henan and 28,800 metric tons of prepared meat capacity at our headquarters. Both are to be completed in the third quarter.

In August of 2007 we received a grant of $1.2 million from the finance department of the central government, which is being used to build a new pollution-free fruits and vegetables processing facility with 30,000 metric tons capacity at our headquarters. Construction is expected to be completed on that facility by the end of 2008. Once all our new facilities are completed, we will have a total of 471,560 metric tons capacity for chilled and frozen pork excluding the outsourcing from OEM partners. We’ll have 54,000 metric tons capacity for prepared meat products and we’ll have 56,280 metric tons capacity for processed fruits and vegetables.

We also continue to expanding our markets with our primary targets being Henan Province, Northern China, including Beijing and Hebei and area around Pohiba, the Yangtze River delta and the Chu Chong delta. Our secondary markets include northeastern and southwestern areas of China around our current facilities.

During the fourth quarter we extended our market penetration into four new second-tier cities and 20 new third-tier cities which extended our sales network to now cover a total of 93 second-tier cities and 287 third-tier cities. We also strengthened our retail network during the quarter adding 37 new retail outlets including 19 new Zhongpin specialty retail stores and 18 new supermarket counters for a total of 2,939 retail outlets in our network.

During the fourth quarter we also completed the upgrade to our cold chain logistics system. The cooling storage system has additional capacity to store 5,000 metric tons of pork at temperatures as low as -18 degrees Fahrenheit. We also have deployed an advanced information system, which is expected to improve the efficiency of our transportation system and help us ensure on-time delivery for our products while achieving maximum load rate for our trucks. This system allows us to respond more efficiently to fluctuations in the prices of raw materials and seasonal differences in various geographic regions, thereby enabling us to optimize our margins and working capital efficiency in the future.

Our logistics system now includes 259 temperature-controlled container trucks and railway service, up from 192 at the beginning of 2007. We believe this logistics system provides Zhongpin a core competitive advantage while supporting our aggressive expansion strategy.

An important part of building a national company is establishing a highly-visible brand. We continue to receive recognition for our brand, Zhongpin, which has been honored several times with the China Top Brand Award, which represents the blue ribbon approval by the Chinese Central Government. In early 2007 we received the Most Competitive Brand of China 2006 Award from the Ministry of Commerce of the PRC. Our brand is especially strong in cities such as Wuhan, Tianjin and Zhenzhou where we have a leading market share for pork products.

We recognize that many of our shareholders are concerned about the shortage of live hogs and the effect on China’s pork industry during 2007. Beginning in February of 2008 the policies implemented last summer by the PRC to support the pig farming industry have begun to stabilize the hog supply. Hog farming has become increasingly profitable for farmers and we expect the supply of live hogs will return to strong growth in the second and third quarters of 2008. In addition, Zhongpin has implemented new measures to ensure that we maintain a stable and consistent supply of healthy and high-quality hogs.

We’ve increased the number of our long-term supply contracts and now over 85% of our hogs are obtained under long-term supply agreements. These contracts include terms for quality, quantity and timing of delivery and dictate that hogs be raised to strict standards for breeding, feed and sanitation. We currently source 78% of our hogs from farms within a 150-kilometer radius of our facilities, up from 66% at this time a year ago. The closer proximity of the farms enables us to enhance our ability to control and integrate hog supply within our production capacity. Now I’d like to turn the call over to Ms. Yuanmei Ma. She’s going to discuss the company’s financial results in more detail.

Y. Ma
Thank you, Crocker, very much and welcome to all of you to our call this morning. The fourth quarter of 2007 showed very strong top-line growth for Zhongpin. While the tight supply completions for live hogs did lead to some compression in our margins, we are pleased with our ability to continue to expand volume in this environment and expect to see more favorable supply conditions develop over the course of 2008. As indicated by our aggressive expansion plan, we expect to continue to experience very strong demand for our high-quality pork products in 2008 and are very excited by the opportunity to build a leading brand position.

Our revenues increased 111% in the fourth quarter to $100.6 million from $47.7 million in the fourth quarter of 2006. Our strong revenue growth in the quarter was the result of a 41% increase in sales volume and a 59% increase in average selling price. For the quarter, chilled pork and frozen pork represented 52% and 31%, respectively, of total revenue compared to 52% and 32%, respectively, in the same period for 2006.

Chilled pork grew 114% to $52.6 million from $24.6 million in the fourth quarter of 2006. Revenue from frozen pork was $35.6 million up 108% from $17 million in the fourth quarter of 2006. Processed pork, which represented 11% of our total revenues increased 120% to $10.7 million from $4.9 million in the same period a year ago. Revenue from fruits and vegetables, which accounted for 1.9% of total revenue was $2 million, up 51% from $1.3 million in the fourth quarter of 2006.

Our revenue breakdown by distribution channels is as follows: Retail channels, including showcase stores, network stores and the supermarket counter represented 41% of our total revenue. Retail sales rose 84% to $40.9 million from $22.3 million in the fourth quarter of 2006. Restaurant and non-commercial business represented 32% growing 165% to $32.3 million from $12.2 million in the same period a year ago. Food service distributors generated 25% of sales and showed the largest increase.

Sales to distributors grew 180% to $25.1 million from $9 million in the fourth quarter of 2006. Exports, which represented 2% of total revenues, decreased 46% to $2.3 million from $4.3 million in the comparable period in 2006.

Our gross profit margin for the fourth quarter of 2007 was a record $11.9 million, up 94% from $6.2 million in the fourth quarter of 2006. Gross profit margin was 11.8% in the fourth quarter of 2007 compared to 12.9% in the fourth quarter of 2006. A decline in gross profit margin was due to a combination of increasing our sales to food service distributors in order to accelerate our market penetration as our facilities came on line. The impact of initial lower utilization rates at our new facilities and the continued increase of live hog prices, which rose slightly faster than prices for pork products.

During the quarter our northern … facility in … City and our facility in Tianjin … productions and our southern Henan facility in Zhumadian City began test production. Once these facilities ramp up to our target utilization rates and the hog supply is stabilized, we expect this to have a positive impact to our margins.

For the quarter, our G&A expenses were $4.1 million or 4% of revenue compared to $0.4 million or 0.8% of revenue for the same period last year. The increase in G&A expenses in the fourth quarter of 2007 was still to increase scale of operations and the $0.9 million recorded in … allowed us … expense.

G&A expenses in the fourth quarter of 2006 were reduced by $1.3 million in recovery of … record as an off-site to G&A expenses. The lower-than-normal G&A expenses in the fourth quarter of 2006 were also the result of several yearend adjustments. … reclassified $1.8 million in accrued penalty expenses previously recorded in G&A expense during the ninth month ended September 30, 2006 and recognized $6.5 million of penalty expenses accrued in the fourth quarter of 2006 as a separate line item.

In order to comply with … 123R, the company reversed $4.1 million in non-cash compensation expense that had previously been recorded during the second quarter of 2007 in connection with the release from escrow to certain employees of shares of common stock that had been deposited into escrow by these employees in connection with maker performance target connected with our private placement in January 2006.

Zhongpin has now amortized the $4.5 million in non-cash compensation expense mentioned above on a quarterly basis over 2006 and 2007. Adjusting for the penalties are the non-cash items discussed above, Zhongpin’s pro forma G&A expense in the fourth quarter of fiscal 2006 would have been a credit of $194,000 as compared to $3.5 million in G&A expense in fourth quarter of fiscal 2007. We do not expect to recognize any material non-cash expense or penalties in 2008.

Our operating expenses in the fourth quarter of 2007 were $1.7 million or 1.7% of revenue compared to $1.1 million or 2.3% revenue for the fourth quarter of 2006. The decline in operating expenses as a percentage of revenue was due to improvement in operating efficiencies.

Income from operations in the fourth quarter of 2007 was $6.1 million compared to a loss of $1.8 million in the fourth quarter of 2006. Adjusting for the … penalty and non-cash compensation expense in the fourth quarter of 2006, non-GAAP operating income would have increased 27% to $6.7 million from $5.3 million.

Net income for the fourth quarter of 2007 was $5 million or $0.17 per fully diluted share compared to the net loss of $1.4 million or loss of $0.07 per fully diluted share for the fourth quarter of 2006. Adjusting for the registration penalty and non-cash compensation expenses in the fourth quarter of 2006, pro forma net income was $5.6 million or $0.19 per share compared to $5.6 million or $0.28 per diluted share in the same period one year ago.

As to full-year results for 2007, our revenue increase to $291.4 million, up from $143.8 million in 2006. Our gross profit was $37.5 million, up 82% from $20.6 million in the comparable period a year ago. Gross margin was 12.9% in 2007 compared to 14.3% in 2006.

Operating income increased 520% to $21.9 million from $3.5 million in the same period a year ago. Adjusting for registration penalty in 2006 and a non-cash compensation expense that occurred in both 2006 and 2007, our non-GAAP operating income increased 71% to $24.2 million in 2007 from $14.1 million in 2006.

Our net income in 2007 was $18.5 million or $0.80 per fully diluted share, up 350% from $4.1 million or $0.20 per share. In 2006, adjusting for the registration penalty in the non-cash compensation expense that occurred in 2007 and 2006, our pro forma net income in 2007 was $20.8 million or $0.90 per share, up 41% from non-GAAP net income of $14.7 million or $0.72 per share in 2006.

Now let me just touch on our balance sheet. As of December 31st, 2007, we had $48.7 million in cash and cash equivalents, $1.6 million in long-term debt, excluding the current portion and $73.9 million in total liabilities. As of year-end, we had another $129 million in drawn bank facilities available to us. Our shareholders equity stood at $143 million as of December 31st, 2007 up from $52.7 million on December 31st, 2006. Our net cash from operating activities during 2007 was $0.5 million.

I should point out that during the fourth quarter, Zhongpin made $6 million in purchase deposits to secure live hog supplies. Inventory grew by $16 million to $25.9 million as of December 31st, 2007 as compared to the end of 2006 in order to support the ramp up at our new facilities and anticipated sales during the Chinese New Year holiday season. We believe our strong balance sheet provides us the resource to accelerate our growth strategy by expanding our production capacity, both through the construction of new procession facilities and future acquisitions.

Our capital expenditures are expected to be about $42 million with additional working capital requirements of approximately $15 million to support this expansion over the next 12 months. Based on our current expansion plans, we expect to achieve revenues for the full year of 2008 of between $490 million and $520 million of gross profit margins of between 12.6% and 13% and a net income of between $30 million and $33 million or between $1.00 and $1.10 per share assuming a fully diluted share cost of approximately 30 million shares outstanding. This guidance excludes the impact of any future acquisition. Now Crocker Coulson will provide some final remarks before we open up the call for Q&A.

C. Coulson
Thanks, Yuanmei. As you con see by this exceptional growth, Zhongpin has been very successful in implementing an aggressive expansion strategy over the course of 2007 despite very tight supply conditions for live hogs during much of the year.

During 2007 the company slaughtered 1.7 million head of hogs. Zhongpin continued to build a solid position as a leading pork producer through its vertically integrated supply chain supported by a growing distribution network and comprehensive RAN-building strategy. In 2008 that growth is expected to continue with revenues expected to grow between 68% to 79% over 2007 revenues and net income growing between 62% and 78% and that’s exclusive of any future acquisitions.

We believe the market opportunity remains highly attractive as China is the world’s-largest producer and consumer of pork. China’s government is providing strong support for increased production of live hogs and a shift from the unsanitary wet markets to modernized hygienic industrialized dry market distribution of pork, including shutting down thousands of small, substandard slaughter houses.

Zhongpin is rapidly capturing market share as it brings on new production capacity from its western, eastern and southern facilities. This market is ripe for consolidation. Chinese consumers prefer to shop at hypermarkets and supermarkets over traditional wet markets. We believe this transition is still in its initial stages creating a unique opportunity for significant growth in the coming years for Zhongpin. With that, I’d like to thank all of you for your interest in Zhongpin this morning. We’re now going to open up the call to any questions you may have for Mr. Zhu, Ms. Ma or Mr. Ben.

Moderator	Your first question comes from the line of Kun Tau with Ross Capital. Please proceed.

K. Tau	Hello, Ms. Ma. Congratulations on outstanding results. My first question is what’s your margin expectation in Q1 of ’08?

M. Zhang	(Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang	(Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang
The answer from Mr. Ben is, as Ms. Ma mentioned earlier, … for the full year, which means that we are quite confident of the business the rest of the year according to our … operation situation and the whole industry’s growth.

To the question regarding the margin, our average margin varies in the range from … 6% to 13% and Q1 normally is the best quarter for …, which we normally can … premium growth margin, so we are quite optimistic of that.

C. Coulson	Mabel, your phone line is breaking up a little bit. Yuanmei, just so we get a clear answer, maybe you can - I think we understood the answer, but maybe you can summarize Mr. Ben’s responses.

Y. Ma
Well, thank you, Kun Tau for your question. I think Mr. Ben, to answer your question is because I just mentioned that our projection on the 2008 growth profit margin will be between 12.6% to 13% and per our past experience according to our growth profit margin, the first quarter is usually the better one. so we are very confident that in Q1 we can achieve a reasonable high growth profit margin comparing the whole year.

K. Tau	Yes. So if I understand it right, your revenue will be big in Q1 ’08 or Q4 of every year.

M. Zhang	(Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang	That’s correct according to our past experience and also given the current situation of the hog supply, the second half of the year will be quite bright to us.

K. Tau	All right. Thanks. My second question is what’s your consolidation plan other than organic growth?

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese)

M. Zhang
I think the consolidation strategies will include leasing other expense and building new factories and also doing the … Regarding the position, we are planning, according to our growth strategies and also the whole industry’s … We are now evaluating and doing a study of the potential targets. We will choose the appropriate time and the right targets to do the acquisition to match our growth strategy.

K. Tau	Thanks. What’s your tax rate in 2008?

M. Zhang	(Speaking Chinese).

Y. Ma
Actually, we have no income tax for the products of chilled pork, frozen pork and fruits and vegetables. Actually, prepared meat products starting from January 1st, 2008 will pay 25% of income tax on the prepared meat products. Thank you.

K. Tau	All right. Thanks. My last question is what’s your expectation for financial expectations for 2009? Do you have any projections or outcomes?

M. Zhang	(Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang
Mr. Ben answered, as you know, we have a strong foundation of our business, which can support a substantial growth for the … According to our strategists, to stabilize the hog supplies and our effort to building a national sales network and also our high-quality management team, we are confident of our future growth, but as you know, the exact target for 2009 is too early to discuss that and we always update it. So we will inform the … when the appropriate time comes.

K. Tau	So I guess, do you have any like target in terms of percentage growth or not like numbers, but in the range of, say, 20%, 30% or 40% growth?

M. Zhang	(Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang	We haven’t quantified the growth rate at this time, but the 20% or the 20% … we definitely have confidence to achieve that target or even a little bit higher.

K. Tau	Thank you very much.

C. Coulson
You know, I just would point out that we have given a pretty clear roadmap as to the currently approved additional capacity that will be coming on line over the course of 2008. I’m sure as we go through the year, we’ll be writing updates on our utilization rates as the new facilities come on line.

Moderator	Your next question comes from the line of Cesar Martinez with Red Chip Companies. Please proceed.

C. Martinez	Good morning, Mr. Zhu, Ms. Ma and congratulations on a great quarter. This is Cesar Martinez from Red Chip Companies.

C. Coulson	Thank you.

Y. Ma	Thank you.

C. Martinez	I have a couple of questions. First of all, how will Zhongpin pay for capital expenses in 2008? Do you expect any additional spending on preparation for the summer Olympic games in Beijing?

M. Zhang	(Speaking Chinese).

Y. Ma	(Speaking Chinese).

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

Y. Ma
Thank you for your question. To answer your questions, in the year of 2008 we will have a cap ex of $62 million, including the working capital requirement of about $15 million, also, several capacity expansion plans, including the two new facilities are still under construction and also including the prepared meat capacity expansion and the fruits and vegetable capacity expansion plan.

C. Coulson	So, Yuanmei, I think his question was how do we plan to finance those. So maybe you can talk about some of the swings in working capital at the end of the year.

Y. Ma
So if you look at our balance sheet, as of December 31st, 2007, we have cash and a cash equivalent of close to $50 million on hand. Also, we have a new acquired facility of about $130 million U.S. dollars. So we believe that our cash and use of new … facility will be sufficient to support our capital expenditures for the next 12 months.

C. Martinez	Okay. Thank you very much.

B. Ben	(Speaking Chinese).

C. Coulson	Yuanmei, you may just want to clarify that we had a little bit of unusual working capital needs at the end of the year.

Y. Ma	I’m sorry, Crocker. You mean unusual.

C. Coulson	You know, the advances to suppliers and the higher-than-normal inventories.

Y. Ma
Oh okay. Well, actually, during the year of 2008, especially in the fourth quarter, in order to secure our livestock supply we purchase … of about $6 million U.S. dollars, which will cost us above the working capital. Also, to the inventory, was relatively higher at the end of 2007 because our new capacity was put on line and also because in order to meet the Chinese New Year, the … will usually put in more inventory in our capacity.

C. Martinez	Okay. Well thank you very much.

Y. Ma	Also, I think Mr. Ben would like to answer your second question regarding the Olympic games.

W	(Speaking Chinese).

B. Ben	(Speaking Chinese).

Y. Ma
The Olympics are a global event. We are glad that Zhongpin is one of the six brands that are recommended by the Olympic organization committee of China. As you know, Tianjin is also the city that hosts the Sun Games during the Olympics. So our facility in Tianjin will be supplying meat products to this event.

B. Ben	(Speaking Chinese).

Y. Ma
This May, the World Meat Association will have their conference in China. Zhongpin will for sure participate and showcase our brands. Also, there are a couple of Olympic officials who are also participating, so we expect our brand will receive high recognition from this summit.

C. Martinez
Okay. Well, that will be good. That will raise revenues. I have another question. How quickly is China infrastructure improving? Does the Zhongpin logistics system require future improvements to the country’s transportation infrastructure to reach the efficiency goal by the company?

W	(Speaking Chinese).

B. Ben	(Speaking Chinese).

Y. Ma
Yes, you are right. The whole country’s enhancing the transportation system and other infrastructure. As you know, Zhongpin is located in … Province, the central part of China, which is a transportation hub in China with a lot of highways getting through. So Zhongpin is working hard to improve our logistic system and we fully understand the importance of this part to support an entire supply chain and make it more efficient. Only doing that can we support our expansion in the production and also the sales network.

B. Ben	(Speaking Chinese).

W
And also, the … have been putting a lot of attention on this project and … logistics on … construction is a model program for the government and we are receiving a favorable process in other support from our government, so it’s also to give us more confidence.

C. Martinez	Thank you very much. That sounds very good.

C. Coulson	So we think we’ll take our next question.

C. Martinez	Okay. Thank you very much, you guys and congratulations. Thank you.

C. Coulson	Thank you.

Y. Ma	Thank you.

Moderator	Your next question comes from the line of Gurbin Durshergo with Third Eye Investments. Please proceed.

G. Durshergo
Hello. I had a question about what kind of metrics you use to make investment decisions. Do you use a … rate? What kind of return on investment do you expect when you build new plants or processing capacity?

C. Coulson
Did you want to get that one, Yuanmei? The question is, when they evaluate new investments, what kind of metrics do they use to evaluate? Do they use a hurdle rate or do they use a return on investment calculation? How do they make those decisions?

G. Durshergo	Yes. What sort of expectations around that?

Y. Ma
Well, thank you for your question. Usually we will use several criteria to measure the new investment. What you mentioned is solely based on the foundation model. Both the hurdle rate or the … return on the investment, but we mainly focus on the appreciation side.

When we plan to build a new facility, we have to consider the resource, whether it be a new location close to the … resource. Also, we have to consider the marketing around the new facility. Also, the transportation is also very important, so we have a combination of several criteria we have to consider. The financial model is only part of that.

G. Durshergo	Okay. Thank you.

Y. Ma	Thank you.

Moderator	Your next question comes from the line of Alex Fizu with … Murray. Please proceed.

A. Fizu
Hello. (Speaking Chinese) I have a quick question on your guidance for 2008. If you look at the numbers, it seems to me obviously revenue was very, very strong, which is good. On the gross margin side of things, it declined a little bit from 2007 but not that much. But the net income … actually a bigger decline on the net margin side. Can you kind of walk us through in terms of what kind of scenario you’re putting into your assumption on the SG&A cost, in particular which items you see the most increase in the cost for 2008 as compared to 2007?

C. Coulson	You’re breaking up a little bit. Yuanmei, did you understand the question?

Y. Ma	Yes I do.

C. Coulson	Okay, great.

Y. Ma
Thank you very much for your questions. Well, I think that if you’re talking about the G&A expense, of course you probably already realized that we had to increase our better allowance by the end of 2007 for about $0.9 million U.S. dollars. It took several years for the adjustment because this year we’re taking the more conservative by the allowance estimations. However, we still think we have to improve the … allowance estimations this year because we are using like 10% of the country’s … within one year and 100% of the country’s … for more than one year, which will be put into the allowances account. We are trying to adjust that to, for example, like if we use the accounts receivable agents, for example, any accounts receivable within … we don’t have to take any percentage to allowance income and maybe we can for the two months. According to our … policy, the majority of our customers, the … will be under 30 days. So we can make a better estimation of policy … this will be … (inaudible) auditor to make sure it is (inaudible).

C. Coulson	So, Yuanmei, you were actually breaking up towards the end. Alex, did you get that response clearly enough?

A. Fizu	Yes.

Y. Ma
And to further answer your question, if you added $0.9 million … allowance, which we’re very confident that we will collect a majority of that very soon. So if you add in this …, you will see the very strong net income in 2007.

A. Fizu
I apologize because I dialed in the conference call on my cell phone. Actually, my question is more related to 2008 guidance, because the guidance implies a pretty big increase on the SG&A … as a percentage of total of sales. Can you just kind of give us a little bit of color in terms of which area you see most cost increase in 2008?

Y. Ma	Well, let me translate to Mr. Ben. I think Mr. Ben will give you an answer on that. (Speaking Chinese).

B. Ben	(Speaking Chinese)

Y. Ma
So Mr. Ben answered, there are several sale projects that the company will increase the expense on. The first thing is the market … The company is planning to put on $5,600,000 on this … For the R&D side it will be $4.8 million U.S. dollars and also the company will increase the training and marketing expenses actually compared to last year to support the company’s substantial growth.

A. Fizu	Thank you.

C. Coulson	Great. So we’ll take our next question?

Moderator	Your next question comes from the line of Philip Anderson with Pinnacle Fund. Please proceed.

P. Anderson
Good morning or good evening, everybody. I just wanted to drill down on a couple of the topics, the bad debt and the working capital. I’m a little bit confused. So the company expense was $900,000 on a pre-tax basis in the quarter, which works out to about nearly $0.03 in earnings when it’s tax adjusted.

I noticed that last year the company recovered $1.3 million of bad debt in the fourth quarter. I could hear Yuanmei’s comments about the reserve level they’re taking for bad debt greater than 30 days in over a year, but then she was a little bit garbled for me. I thought I had heard her say that as she was responding to Alex’s questions about net income in 2008, that it’s possible - like they did last year - that the company can recover some of the bad debt she charged, which they have run through in the fourth quarter but they can recover it this year, but obviously which would have a positive impact on net income. I realize that’s kind of a long-winded question for you to translate, Crocker. I’d just like some greater clarity on her expectations of what bad debt expense would be this year and the opportunities to recover some of that charge which they ran through in the fourth quarter.

C. Coulson	Yuanmei, did you get that question?

Y. Ma
Yes, yes. Well, thank you for your question. It’s really for several years, because starting from 2005, we started to take very conservative bad debt allowance estimations, which means in the year of 2005 we had about $1 million U.S. dollars we called a bad debt expense, because in that particular year we increased the percentage of the better allowance estimation. So usually the second year, which means in the year of 2006, if we can recover the majority of that, even in the year of 2006, we had more accounts receivable, but it can off-site, which means in the year of 2006 our bad debt allowance decreased from $1.7 million U.S. dollars to only $400,000 U.S. dollars, which means the decrease will be off to the G&A expense. This year, because of very relative low bad debt allowance by the end of 2006, in this year if we increase the percentage of accounts receivable that’s been put in allowance, … accounts will also increase to like $1.3 million, so about a $900 … increase. As I had mentioned, we’re very confident that the majority of the accounts receivable will be received within 30 days. So as a matter of fact, until now our … accounts receivable has been collected about more than 90% right now.

P. Anderson	Is that more than 90% of the receivables that the accountants made the company classify as bad debt at the end of the year?

Y. Ma	Yes.

P. Anderson	So really this was an accounting charge of non-cash.

Y. Ma	Yes, go ahead.

C. Coulson
So, Phil, you’re right. This is an accounting charge. So we did not back it out of our pro forma numbers because it is the way that GAP accounting requires that the company do it at this point. As Yuanmei mentioned, they’ll continue to evaluate this issue with their orders in the future, but we did provide the adjustment so that investors can make any adjustments to their model that they see appropriate.

P. Anderson
Right. Well again, my perspective of the reality is that the accounts made the company take the charge, which is appropriate under GAAP, but in the real world in China, this is not necessarily bad debt. It just took their customers longer than the accounts allotted time period to pay and now 80% has been recovered.

Y. Ma
Yes. If you look at our accounts receivable turnover dates for 2007, it’s about 22 days, which is under 30 days. Also, the accounts receivable for over one year is a very, very small amount, only like less than $20,000 U.S. dollars, which means we will collect the majority of the accounts receivable in a short time. For more than one year it’s a very small amount.

P. Anderson
That sounds super. So just to wrap up that topic because then I want to move on to the working capital. On the cash basis, essentially there is virtually no bad debt. The nearly $0.03 charge earnings that resulted from taking the bad debt reserve was really an illusionary charge because the cash is almost entirely going to collect. …

C. Coulson	Well put.

P. Anderson	Thank you. I just want to make sure I’m hearing things, but maybe it’s my phone I can’t hear correctly all the time.

Y. Ma	And also during the first quarter, we will update any accounts receivable allowance on how much percent has been collected. So we will update each quarter.

P. Anderson
Sounds good to me. Then moving on to working capital, both Crocker, yourself and Yuanmei had mentioned the $6 million investment and purchase deposit, which may be an usual working capital investment. Was that a result of the relatively tight hog supply in the fourth quarter? What caused that investment? Is that not the type of investment that we would necessarily make on an ongoing basis?

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

Y. Ma	The $6 million is only for this unusual phase, so it’s not an ongoing practice.

C. Coulson
So I think the answer is that the company took advantage of its strong balance sheet during a time of unusually tight supply conditions to support the opening of these new factories, both through some advances of some suppliers and some buildup in inventories.

P. Anderson	Okay. Well that’s comforting. It looks like they’ve done a super job of managing this business … I think we all look forward to the hog supply … So thanks very much. Super job.

C. Coulson	Thank you, Phil.

M. Zhang	(Speaking Chinese).

Moderator	Your next question comes from the line of Jerry Zie with Lehman Brothers. Please proceed.

J. Zie
Hello. I have a question. Basically I was just wondering; the Chinese Government is trying to control inflation this year. I just want to have your take on your pricing power basically going forward. That’s one question.

The second question, you guys did a couple of private placements financing last year. Any plans going forward to raise any capital from the private market?

Y. Ma	Just … the first question is about -

C. Coulson	The first question is, currently we hear a lot about inflation in China. He wants to know what kind of pricing power does the company have to compensate.

J. Zie	Yes, because one of the main targets for the government basically is to control inflation this year. Much of inflation is made up by food prices basically.

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

W
So as you know, the meat market in China is adjusting its price according to the actual demand. The pricing guidance from the government only applies to some special phase or special situation. So we believe that the government’s pricing control policies would not have a material impact of our business. Also, Zhongpin is always adjusting our pricing policies according to the … the actual products and the sales channels to maximize our profits and improve our margins.

C. Coulson
Then the second part of the question he asked about the potential for future financings. He noted that we did two private placements. In fact, we only did one private placement last year in the fall. So the question is, maybe this is for Yuanmei, what are the company’s thoughts about any future financings?

Y. Ma
Okay. Well, to answer your questions, as I mentioned before, per our existing expansion plan, our existing cash and the cash equivalent … and used credit facility will be sufficient to support our existing expansion plan. For the future expansion, it really depends on how aggressive we are going to expand the company’s capacity and it will depend on the … of the market situation in the U.S. So, so far right now we have no confirmative plans for the next one with private financing.

J. Zie
Right. One last question actually. I’m sorry about that. The question is basically blue ear is sort of like major concern for hog producers. I just wonder; is there anything you’re doing to mitigate that risk.

C. Coulson	I couldn’t hear you. Mitigate the risk of what?

J. Zie	Blue ear disease.

C. Coulson	Oh, blue ear. So the question is to update the situation on blue ear. Is that a risk? And anything we’re doing to mitigate it.

J. Zie	Or what are you doing to mitigate that right now?

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

Y. Ma
So in the past year we did see the blue ear disease in a certain province in China. Also, they had a certain impact of the hog farming business. But through the government’s … control and also a special process to the hog farmers, this situation has … solely controlled and no such disease has been found around our facilities or the hog supplier locations. So we don’t see any impact from these diseases on our business.

J. Zie	Thanks.

Moderator	Your next question comes from the line of Jay Brosnan from West Park. Please proceed.

P. Brosnan
Yes. This is Pat Brosnan here with West Park Capital. Thank you. Recently it was announced that Smithfield Foods, the largest pork producer here in the United States, and also Hormel had sent delegations to China to look for business opportunities. Would you all be receptive to having discussions with one or both of these companies?

M. Zhang	(Speaking Chinese).

X. Zhu	(Speaking Chinese).

M. Zhang	(Speaking Chinese).

X. Zhu	(Speaking Chinese).

M. Zhang
So the comments from Mr. Zhu, CEO of the company, … have been focused on the China market. However, we position ourselves as a global player and we are actually in talks with leading manufacturers in other parts of the world, including Asia, Europe and the United States. Actually, we are starting some corporations with Hormel from the United States and we believe through our consolidation of our internal supply trend and our operation will be through our brand building only not … company in China’s meat industry will be able to provide more opportunities for our global partners.

P. Brosnan	So your thought is you would possibly join with them in exporting pork or in working with them within China?

M. Zhang	(Speaking Chinese).

X. Zhu	(Speaking Chinese).

M. Zhang
The company welcomes all sorts of opportunities for discussion. Actually, in early April, the Association of Meat Export Business of America - I’m sorry. I don’t know the exact translation for this association - the officials for this association have already set up a meeting with us. They will visit us in early April.

P. Brosnan	I see. So what you’re saying is you’ve already had discussions with many of these companies already.

M. Zhang	Yes, we’ve already started.

P. Brosnan	Okay. Thank you.

M. Zhang	(Speaking Chinese).

Moderator	Your next question comes from the line of Boyd Hines, private investor. Please proceed.

B. Hines
Hello. I just had a couple of very quick questions about your fiscal year ’08 guidance. You mentioned earlier in the call that the tax rate that is charged on certain products differs. What was the blended tax rate that you used … with the $30 million to $33 million net income for fiscal year ’08?

Y. Ma
Because we expect that we will keep benefiting from the government for the tax exempt for all our chilled pork and frozen pork, as well as the fruits and vegetables. The assumption for the 2008 guidance of $30 million to $33 million net income was based on the net income-free for frozen chilled pork and frozen vegetables income tax free and also 25% tax for the prepared meat products.

B. Hines	So when you add all that together, what was the rate? Was it 5%? 4%? What was the tax rate that was used?

Y. Ma
Well, actually in China when we calculate the tax we have to use the Chinese tax law. When we’re doing a financial report, we have to use the U.S. financial GAAP. So it is very difficult right now for me to say exactly what percent of the tax provisions according to the total revenue. For example, in the year of 2007 we had like $2.5 million non-cash compensation expense. It has to be an expense in the financial statement, but for the Chinese tax law they will not take this as an expense. So there are a lot of differences between the Chinese tax law and the U.S. financial GAAP.

C. Coulson
Maybe just to help you, in 2007 our sales of prepared pork products, which is a tax category, were a little over $29 million, so about 10% of sales. I think what Yuanmei is saying is there’s a lot of complexity here and we’re not going to be able to give you a forecast specifically or tax rate. We’re giving you a bid of points to make your own assumptions.

B. Hines
Okay. Thanks, Crocker. The non-cash stock compensation expense that was amortized, or at least the accounting for that changed to know be fully amortized over the last two years. Is that finished? Do you expect any other non-cash charges for 2008?

Y. Ma
There’s no non-cash compensation in 2008 and going forward because this is the provision made in the … 2006 in conjunction with the first round of private placement, which is only for the two years of 2006 and 2007.

C. Coulson	Just to clarify, so that issue is behind us. The company may of course have some normal type of non-cash charges related to stock option grants, but those are not expected to be very significant.

B. Hines
I wanted to circle back to the bad debt expense issue. I just wanted to clarify. Have you changed your policy on when you write off an account receivable since 2005, or is that still the same policy that’s … ?

Y. Ma
Actually, we have a change in the estimation of the accounts receivable allowance calculation starting from 2005. Before 2005 our estimation for the bad debt was 0% of AR within one year and the 20% AR for one year or above. Starting from 2007 we switched to a 5% of accounts receivable within one year and 100% accounts receivable for over one year, but starting from 2007 we conducted a more … for bad debt calculations by using the 10% of accounts receivable within one year plus 100% accounts receivable for more than one year.

B. Hines	Just to be clear, that policy’s been in effect since the beginning of 2007 and that has not changed going forward.

Y. Ma
We are thinking about changing, because again, 10% accounts receivable for within one year, which is not quite reasonable for us. According to our past experience, really our write off of bad debt was a very low percentage, which is less than 1%. That’s why before 2005 we … a reasonable bad debt allowance calculation, but because in the U.S. it is very difficult for the auditor to accept the low percent of the calculation. That is why we are starting to use the more conservative way. In this year, because we have to comply with the Sarbanes Oxley and also we keep building the adequate internal control system, including the financial assistance, we will try to find the better way to estimate the real bad debt allowance and also to try to stabilize. I don’t want to confuse you any more.

B. Hines
Okay, thank you. No, that’s very helpful. One last question and it’s kind of a macro question and concerns the government’s ability to affect prices that you charge. Can you just sort of summarize for us the relationship, the interplay between the Chinese Government and their impact and their ability to fixed prices that affect what you can receive in the market place?

C. Coulson	Mable, did you understand that? Do you want to translate that for Mr. Ben?

M. Zhang	Yes. (Speaking Chinese)

B. Ben	(Speaking Chinese)

M. Zhang
So as Mr. Ben mentioned earlier, the price of the meat products in China totally depends on the demand and the consumers’ demand. So the pricing guidance from the government does not have a material impact on this part including Zhongpin’s pricing policies. So as Zhongpin adjusts their selling price according to … markets the products and the … to maximize our profits and … margin.

C. Coulson	So, operator, I think we’re ready for our next question.

Moderator	Your next question comes from the line of Michael Roth with Joseph Capital. Please proceed.

M. Roth
Thank you. Well, congratulations again on another great quarter. I just wanted to ask for some numbers that I may have missed or may not have been mentioned explicitly. I apologize in advance if these have been mentioned. Can I have the non-GAP net income for Q4 please?

Y. Ma	I’m sorry, Michael. You want the non-GAAP income for which year?

M. Roth	Non-GAAP net income for the fourth quarter.

C. Coulson	So our non-GAAP for pro forma net income for the fourth quarter was $5.6 million or $0.19 per diluted share and that’s obviously contained in our press release as well if you want to look at that.

M. Roth
Sure. Can you say what the capacity utilization was for your two newest facilities during the fourth quarter? The average capacity utilization during that fourth quarter, so not what it achieved by the end, but what it averaged. That would be for your location in Tianjin and your location in northern Henan.

C. Coulson	Okay. Mabel, why don’t you translate that for Mr. Ben?

M. Zhang	Okay. (Speaking Chinese).

W	(Speaking Chinese).

B. Ben	(Speaking Chinese).

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

M. Zhang
So for the facilities opened before Q3 2007, the average utilization rate is about 73%. For the new facility in Tianjin in … Henan Province, because they opened at the end of Q3, so the utilization for the Tianjin facility is 45% for Q4 2007. The … facility’s utilization rate is 51.8% for the Qs for 2007.

M. Roth
Now, you had mentioned that your income tax rate for all products other than prepared meat is currently zero. I’m wondering if there’s a schedule that the income tax rate on those other products will also go to 25%.

M. Zhang	(Speaking Chinese).

Y. Ma	(Speaking Chinese)

B. Ben	(Speaking Chinese).

M. Zhang	Okay. So considering the current government’s policy and the trends that Mr. Ben believes, we will continue to receive favorable tax support from the government.

C. Coulson
Maybe I can just clarify because there may be some confusion. In the past there was a differential tax rate for many foreign-owned companies where for a period of time they’d have no taxes and then you’d go to half tax rate for three years and then full tax rate. Zhongpin’s tax status is not at all related to its status as a foreign-owned company. Instead, this is a beneficial tax policy put in place to support the agriculture industry and indirectly the farmers, which is a very important constituent. Zhongpin, up until now, qualifies for this for all of its raw products, so chilled frozen pork and for its frozen and fresh vegetables. So there is no defiant schedule to phase it out unlike some foreign companies that did experience this, especially prior to the tax equalization act in China last year.

M. Roth	I’m wondering what your average export price realized per pound is compared to your average price per pound sold domestic.

M. Zhang	(Speaking Chinese). Apparently the management hasn’t prepared the number.

C. Coulson
Maybe I can also clarify a little bit here. Yuanmei, correct me if I’m wrong, but the majority of the exports are for fruits and vegetables and to my knowledge, very little of the pork products are exported. Therefore, it’s not a really meaningful comparison of export prices versus domestic. I mean, is that a fair statement?

Y. Ma	Yes, it’s fair enough.

M. Roth
I appreciate that. The reason I ask is that I noticed that I think that the average price for pound - and I recognize the challenges here - realized by Hormel is in the neighborhood of about two times or so. I’m just wondering if there’s any opportunity that you may be able to realize to take advantage of the double price realized by your foreign comps.

M. Zhang	(Speaking Chinese).

M. Roth	Specifically, what challenges do you face or what opportunities do you face in terms of exporting more meat to do that.

M. Zhang	(Speaking Chinese).

M	(Speaking Chinese).

M. Zhang
So the … exporting and importing business into China’s meat industry has increased a lot over the past few years. Due to the cost advantage, the exporting opportunities for Chinese meat manufacturers are more promising than importing. Last year, China imported about 60,000 metric tons of meat from the U.S. It’s only a small amount of imports. However, the company’s procedures … will continue and the importing amount will increase. The company is actively talking with the Chinese Government to look for more opportunities and also in talks with international meat producing companies. So we think the importing business is more profitable to us.

M. Roth	Thanks very much.

C. Coulson	So, operator, I think we’ve run past our scheduled time for questions and answers. We certainly appreciate all the interest. I think we have time for one last question and then we’ll wrap up the call.

Moderator	Your next question comes from the line of Rich Gamel with Black River. Please proceed.

R. Gamel
Hey, guys. Thanks for fitting me in. One final point of clarification. I just want to understand on the’08 guidance. There was some mention on $4.8 million on R&D expense and another $6.5 million of additional expenses. I wasn’t quite clear on where that got allocated or how it got broken down. So maybe if you could summarize just your guidance on G&A expense and operating expense for ’08, that would help clarify.

Y. Ma	Okay. So R&D is usually located in the G&A expense and the advertising … Was that the question you had?

C. Coulson	Yes. I think he wants to clarify. Mr. Ben had earlier mentioned some specific amounts for market development activities in R&D in 2008. Maybe we could just confirm those.

M. Zhang	(Speaking Chinese).

B. Ben	(Speaking Chinese).

M. Zhang
So the three major parts for expense in 2008 are first marketing … is $5.6 million U.S. dollars in expenses. For R&D it’s $4.8 million U.S. dollars. For the training and information enhancement it’s $4.1 million U.S. dollars.

C. Coulson	Great. So is that enough clarity?

R. Gamel	Yes.

C. Coulson
Thank you. So again, we want to thank everybody for your participation on the call. The company also will have several opportunities for investors who want to meet the company directly coming up. We will be participating in the Green Murray China tour next week. It’ll take place over in China. The week of April 7th we will be in Hong Kong briefly meeting with investors there. Then later on in April the company is tentatively planning to visit the U.S. So if you have interest in meeting the company management directly, please give us a call at CCG Elite and we will do our best to make that possible. Again, we want to thank everybody for their very strong interest and many very well thought out questions today. We look forward to coming back to you in May to discuss our first quarter results.

Moderator	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.